                                                                  EXHIBIT 10.3

                                VOTING AGREEMENT

                  VOTING AGREEMENT, dated as of March 21, 2001 (the "Agreement"), by and among Warburg, Pincus Equity Partners L.P., a Delaware limited partnership ("Warburg"), Price Enterprises, Inc., a Maryland corporation (the "Company") and Excel Legacy Corporation, a Delaware corporation ("Legacy" or the "Stockholder").


                              W I T N E S S E T H:

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, Legacy, the Company and PEI Merger Sub, Inc., a wholly owned subsidiary of the Company ("Merger Sub") are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into Legacy (the "Merger");

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, Warburg and the Company are entering into a Securities Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the purchase by Warburg of (i) an aggregate of 17,985,612 shares of 9% Series B Junior Convertible Redeemable Preferred Stock, $.0001 par value per share ("Company Series B Preferred Shares"), of the Company and (ii) one or more warrants, each substantially in the form of Exhibit D thereto, to purchase an aggregate of 2,500,000 shares of Common Stock of the Company, $.0001 par value per share ("Company Common Shares"), in accordance with the terms of such warrants at an exercise price of $8.25 per share (the "Warburg Investment");

                  WHEREAS, pursuant to the terms of the Purchase Agreement, the Company must amend and restate its Articles of Incorporation (as defined in the Purchase Agreement) in the form attached as Exhibit G to the Purchase Agreement;

                  WHEREAS, as of the date hereof, each Stockholder owns (beneficially and of record) the number of Company Common Shares and 8 3/4% Series A Cumulative Redeemable Preferred Shares, par value $.0001 per share ("Company Series A Preferred Shares") set forth opposite such Stockholder's name on Schedule I hereto (all such shares and associated rights so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder's "Shares");

                  WHEREAS, as a condition to their willingness to enter into the Purchase Agreement, the Company and Warburg have requested that the Stockholder enter into this Agreement; and

                  WHEREAS, in order to induce the Company and Warburg to enter into the Purchase Agreement, the Stockholder is willing to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Warburg and the Stockholder hereby agree as follows:

                                   ARTICLE I.

                       TRANSFER AND VOTING OF SHARES; AND
                       OTHER COVENANTS OF THE STOCKHOLDER

         Except as set forth in Exhibit A hereto, the Stockholder hereby agrees as follows:

     SECTION 1.1. VOTING OF SHARES. From the date hereof until the termination of this Agreement pursuant to Section 5.2 hereof (the "Term"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote its Shares in favor of (i) the Amended Articles of Incorporation (as defined in the Purchase Agreement), (ii) the issuance of Company Common Shares in connection with the Merger Agreement and (iii) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement and the Purchase Agreement (including, but not limited to, the issuance of Company Series B Preferred Shares pursuant to the Purchase Agreement) which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for the Company or its nominees to vote such Shares directly.

     SECTION 1.2. NO INCONSISTENT ARRANGEMENTS.

          (a) Except as contemplated by this Agreement and the Purchase Agreement, the Stockholder shall not during the Term (i) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares,
     (ii) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Purchase Agreement.

          (b) The Stockholder may sell, transfer, assign, pledge or otherwise dispose of any or all of the Stockholder's Shares to any person or entity who agrees in writing to be bound by the provisions of this Agreement (a "Permitted Transferee"), and any sale, transfer, pledge or other disposition of such Shares to any person or entity other than a Permitted Transferee shall be null and void and of no effect.

     SECTION 1.3. PROXY. The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Stockholder's Shares and constitutes and appoints the Company, or any nominee of the Company, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 (if permitted under the Articles of Incorporation and the By-Laws (as defined in the Purchase Agreement)) and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that Maryland Law may permit or require as provided in Section 1.1.

                  THE FOREGOING PROXY AND POWER OF ATTORNEY ARE
         IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

     SECTION 1.4. STOP TRANSFER. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

     SECTION 1.5. INDEMNIFICATION OF STOCKHOLDER. The Company will indemnify the Stockholder against all claims, actions, suits, proceedings or investigations, losses, damages, liabilities (or actions in respect thereof), costs and expenses (including reasonable fees and expenses of counsel) arising out of or based upon the execution or delivery of this Agreement or the performance by the Stockholder of its obligations hereunder and in the event of any such claim, action, suit, proceeding or investigation unless the Company shall have assumed the defense thereof as provided below, (i) the Company shall pay as incurred the reasonable fees and expenses of counsel selected by the Stockholder, which counsel shall be reasonably satisfactory to the Company, promptly as statements therefor are received, and (ii) the Company will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that the Company shall not be obliged pursuant to this Section 1.5 to pay the fees and disbursements of more than one counsel for the Stockholder in any single action except to the extent that, in the opinion of counsel for the Stockholder, representation of the Company and the Stockholder by the same counsel would be inappropriate under the applicable standards of professional conduct. In the event any person asserts a claim against the Stockholder for which the Stockholder intends to seek indemnification hereunder, the Stockholder shall give prompt notice to the Company, and shall permit the Company to assume the defense of any such claim or any litigation resulting therefrom with counsel selected by the Company, which counsel shall be Latham & Watkins (unless such firm shall have a conflict of interest) or other counsel reasonably acceptable to the Stockholder; provided that the Stockholder may participate in such defense at its own expense, and provided further that the failure of the Stockholder to give notice as provided herein shall not relieve the Company of its obligations under this Section 1.5 except to the extent the Company is materially prejudiced thereby. The Company shall not, in the defense of any such claim or litigation, except with the consent of the Stockholder being indemnified, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Stockholder of a release from all liability in respect of such claim or litigation. The Stockholder shall promptly furnish such information regarding itself or the claim in question as the Company may reasonably request and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                                  ARTICLE II.

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

                  Except as set forth in Exhibit A hereto, the Stockholder hereby represents and warrants to the Company and Warburg as follows:

     SECTION 2.1. DUE AUTHORIZATION, ETC. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint the Company as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of the Company as Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by the Stockholder of the transactions contemplated hereby.

     SECTION 2.2. NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which the Stockholder is trustee, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of the Stockholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of the Stockholder, including, without limitation, the Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets is bound or affected, except, in the case of clauses
     (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by the Stockholder of such Stockholder's obligations under this Agreement.

          (b) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or approvals or consents required under applicable foreign antitrust or competition laws or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement.

     SECTION 2.3. TITLE TO SHARES. The Stockholder is the sole record and beneficial owner of its Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances") other than restrictions imposed by the securities laws or pursuant to this Agreement and the Purchase Agreement.

     SECTION 2.4. NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder. The Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Purchase Agreement.

                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                             THE COMPANY AND WARBURG

     SECTION 3.1. The Company hereby represents and warrants to Warburg and the Stockholder as follows:

          (a) EXISTENCE; GOOD STANDING; AUTHORITY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified individually or in the aggregate is not having and could not be reasonably expected to have a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries (as defined in the Purchase Agreement) taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate, lease and encumber its assets and properties and carry on its business as now conducted.

     Each of the Company's Subsidiaries is a limited liability company, corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its assets and properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, lease or use of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect.

     True and correct copies of the Charter and the Bylaws of the Company (the "Bylaws") have been made available to Warburg.

          (b) AUTHORITY RELATIVE TO AGREEMENTS. The execution, delivery and performance of the Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and the Purchase Agreement have been duly executed and delivered by the Company for itself and upon Closing, the Registration Rights Agreement shall be duly executed and delivered by it, and upon the execution and delivery by the parties thereto, shall constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

     SECTION 3.2. Warburg hereby represents and warrants to the Company and the Stockholder as follows:

          (a) ORGANIZATION. Warburg is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. It has all requisite partnership power and authority to own, operate, lease and encumber its properties and to carry on its business as now conducted, and to enter into the Transaction Documents and to perform its obligations hereunder and thereunder.

          (b) DUE AUTHORIZATION. The execution, delivery and performance of the Transaction Documents have been duly and validly authorized by all necessary partnership action on its part. This Agreement and the Purchase Agreement have been duly executed and delivered by it and, upon the Closing, the Registration Rights Agreement shall be duly executed and delivered by it and, upon execution and delivery by the Company, constitute the valid and legally binding obligations of it, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights or general principles of equity.

                                  ARTICLE IV.

                               NEGATIVE COVENANTS

     SECTION 4.1. CONDUCT OF BUSINESS BY LEGACY PRIOR TO CLOSING. During the period from the date of this Agreement until the termination of this Agreement, except as set forth in Exhibit A hereto or with respect to the Contemplated Transactions (as defined in the Purchase Agreement) or as contemplated by this Agreement or the Purchase Agreement, unless Warburg has consented in writing thereto, which consent shall not be unreasonably withheld, each of Legacy and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations, goodwill reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with ground lessors, tenants and other occupiers of properties, customers, suppliers, lenders, joint venture partners and others having significant business dealings with it and to comply in all material respects with all laws and orders of all Governmental Entities applicable to them, and Legacy shall not, nor permit any Legacy Subsidiary, to:

          (a) incorporate or organize any new Subsidiary, unless such Subsidiary shall be wholly owned, directly or indirectly, by such party and Warburg shall receive prompt notice of such incorporation or organization;

          (b) amend or propose to amend its Certificate of Incorporation or By-Laws or any of its Subsidiaries' Charter Documents or permit the amendment of its Certificate of Incorporation or By-Laws or of any Charter Documents of its Subsidiaries;

          (c) declare, set aside or pay any dividend other than in the ordinary course of business and consistent with past practice or make any other distribution or payment with respect to any shares of its capital stock, except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Legacy, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (d) issue, deliver, sell or otherwise transfer or authorize or propose the issuance, delivery, sale or other transfer of or permit Legacy or any Legacy Subsidiary to issue, deliver, sell or otherwise transfer or authorize or propose the issuance, delivery, sale or other transfer of, any shares of capital stock of, or beneficial or other equity interests in, such party or any of its Subsidiaries or Affiliates or any option with respect thereto;

          (e) except, with respect to loans or capital contributions to any of Legacy's Subsidiaries that exist on the date hereof, to the extent (i) required under the express terms of the Legacy's Certificate of Incorporation or By-Laws or any Charter Documents applicable to any Legacy Subsidiary or Affiliate or (ii) in the reasonable good faith judgment of Legacy, as applicable, necessary under the circumstances to satisfy the current cash needs of Legacy, its Affiliates or its Subsidiaries provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in (or permit any of such Legacy Subsidiaries to take any such action with respect to), any person;

          (f) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof with assets (other than with respect to the Contemplated Transactions) in excess of $25,000,000 or acquire any material assets in an amount which exceeds $30,000,000 in the aggregate;

          (g) mortgage or otherwise encumber or subject to any Encumbrance or sell, lease or otherwise dispose of any of its material properties or assets or assign or encumber the right to receive income, dividends, distributions and the like;

          (h) make or agree to make any new capital expenditures in excess of $5,000,000 in the aggregate;

          (i) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made or committed to be borrowed under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness, other than (i) such debt incurred in connection with the projects set forth in Schedule 1.1 of the Disclosure Letter under the heading "Debt Incurrence," (ii) to meet the current cash needs of

     Legacy and its Subsidiaries business in an aggregate amount not to exceed $25,000,000, to permit Legacy to perform its obligations hereunder or (iii) to effect a redemption of indebtedness permitted by clause (j);

          (j) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, or otherwise modify the provisions of, any indebtedness, or guarantee of indebtedness, for borrowed money, or permit Legacy or any Legacy Subsidiaries to take any such actions, other than the redemption of indebtedness substantially from the proceeds of new indebtedness, the provisions of which are not materially less advantageous to the issuer thereof than those of, and the "ALL-IN" cost of which (determined in accordance with sound financial practice) shall not exceed that of, the indebtedness so redeemed;

          (k) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Plan, as the case may be, or grant any options, awards or other benefits or increase compensation, except for normal increases in benefits and compensation in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Legacy and Legacy Subsidiaries or amend or modify any employment agreement with any officer of Legacy and, taken as a whole, grant any options, awards or other benefits or increase the compensation of the officers of Legacy or any Legacy Subsidiary for whom executive compensation disclosure would be required to be made on a proxy statement for an annual meeting under Regulation 14A under the Exchange Act and Item 402 of Regulation S-K promulgated by the SEC (assuming for this purpose that each of Legacy and the Legacy Subsidiaries are subject to such disclosure requirements);

          (l) enter into any Contract, or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice, not on an arm's-length basis, or permit any of Legacy or any Legacy Subsidiary to take such actions, with any Affiliate of such party other than transactions among Legacy and the Legacy Subsidiaries;

          (m) make any change in the lines of business in which Legacy and its Subsidiaries participate or are engaged;

          (n) enter into any Contract, commitment or arrangement to do or engage in any action the consummation of which would be prohibited by the foregoing;

          (o) make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

          (p) fail to maintain and cause its Subsidiaries to maintain insurance in such amounts and against such risks as are customary for companies;

          (q) obtain any equity or debt financing (including any private or public offering of the Company's capital stock);

          (r) except following an event of default thereunder, enter into any voluntary termination of a Lease material to the shopping center to which such Lease pertains, unless such Lease is promptly replaced by a lease with equal or greater value (including rent, term and quality of tenant);

          (s) make any material tax election or settle or compromise any material liability for taxes;

          (t) make any loan of money to or investment in, or purchase any equity interest in, buy any property from or sell any property to, or enter into any partnership or joint venture with the Company other than pursuant to arrangements existing between the Company and Legacy set forth on Schedule
     5.7 of the Disclosure Letter that have been disclosed to Buyer on the date hereof, nor amend or waive any covenant, condition or provision of the Merger Agreement or any of the other agreements contemplated thereby;

          (u) amend or waive any term or provision or condition of the voting agreements set forth in Schedule 5.7 of the Disclosure Letter in connection with the Merger; or

          (v) amend or waive any term, provision or condition in any Contract with the Company.

                                   ARTICLE V.

                                  MISCELLANEOUS

     SECTION 5.1. DEFINITIONS. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Purchase Agreement.

     SECTION 5.2. TERMINATION. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the earlier of (A) closing of the Warburg Investment or (B) the termination of the Purchase Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

     SECTION 5.3. FURTHER ASSURANCE. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

     SECTION 5.4. CERTAIN EVENTS. The Stockholder agrees that this Agreement and the Stockholder's obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's permitted successors and assigns. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

     SECTION 5.5. NO WAIVER. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     SECTION 5.6. SPECIFIC PERFORMANCE. The Stockholder acknowledges that if the Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Company and Warburg for which money damages would not be an adequate remedy. In such event, the Stockholder agrees that each of the Company and Warburg shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Company or Warburg should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that the Company or Warburg, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     SECTION 5.7. NOTICE. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, (ii) on the first business day following the date of such mailing, if mailed by overnight courier, and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

          (a) If to the Company:

              Price Enterprises, Inc.
              17140 Bernardo Center Drive
              Suite 300
              San Diego, California 92128
              Attention: Gary B. Sabin and S. Eric Ottesen
              Facsimile: (858) 675-9405

              with a copy to:

              Latham & Watkins
              12636 High Bluff Drive
              Suite 300
              San Diego, California 92130
              Attention: Scott N. Wolfe
              Facsimile: (858) 523-5450

     or at such other address and to the attention of such other person as the Company may designate by written notice to Warburg and each Stockholder.

          (b) If to Warburg:

              Warburg, Pincus Equity Partners, L.P.
              466 Lexington Avenue, 10th Floor
              New York, New York 10017
              Attention: Reuben S. Leibowitz
              Facsimile: (212) 716-5100

              with a copy to:

              Willkie Farr & Gallagher
              787 Seventh Avenue
              New York, New York  10019
              Attention:  Steven A. Seidman
              Facsimile: (212) 728-8111

          (c) If to the Stockholder, at the address set forth below the Stockholder's name on Schedule I hereto.

     SECTION 5.8. EXPENSES. Except as otherwise expressly set forth herein or in the Purchase Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     SECTION 5.9. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 5.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 5.11. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Purchase Agreement and the other Transaction Documents constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 5.12. ASSIGNMENT. Other than as contemplated by Section 1.2(b) hereof, this Agreement shall not be assigned, by operation of law or otherwise, by either party hereto and any attempted assignment of this Agreement other than as provided in this Section 5.12 shall be null and void and of no effect.

     SECTION 5.13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed entirely within that State.

     SECTION 5.14. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the parties hereto. The parties hereto may, in their sole discretion and only by an instrument in writing signed by each of the parties hereto, waive compliance by any party hereto with respect to any term or provision hereof. The waiver of the parties hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

     SECTION 5.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the Company, Warburg and the Stockholder have caused this Agreement to be executed as of the date first written above.

                                       PRICE ENTERPRISES, INC.

                                       By: /s/ RICHARD B. MUIR
                                           -------------------------------
                                           Name:   Richard B. Muir
                                           Title:  Executive Vice President


                                       WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                       By: /s/ REUBEN S. LEIBOWITZ
                                           -------------------------------
                                           Name:  Reuben S. Leibowitz
                                           Title:  Partner


                                       EXCEL LEGACY CORPORATION

                                       By: /s/ S. ERIC OTTESEN
                                           -------------------------------
                                           Name:  S. Eric Ottesen
                                           Title:  Senior Vice President

                                   SCHEDULE I

       Name and Address              Number of Common           Number of Series A
        of Stockholder                 Shares Owned           Preferred Shares Owned
       ----------------              ----------------         ----------------------
Excel Legacy Corporation               12,154,289                     None
17140 Bernardo Center Drive
Suite 300
San Diego, California 92128

                                    EXHIBIT A

         The shares of Common Stock of Price Enterprises, Inc. held by Excel Legacy Corporation ("Legacy") are pledged as security for Legacy's obligations under (a) that certain Indenture, dated November 5, 1999, with respect to Legacy's outstanding 10.0% Senior Redeemable Secured Notes due 2004, (b) that certain Indenture, dated November 5, 1999, with respect to Legacy's outstanding 9.0% Convertible Redeemable Subordinated Secured Debentures due 2004 and (c) that certain Note Purchase Agreement, dated October 6, 1999, with respect to Legacy's outstanding Secured Promissory Note in favor of Sol Price. The transactions contemplated by this Voting Agreement are subject to the prior rights of the collateral agents under the pledge agreements associated with such transactions.